Exhibit 99-b

BellSouth Reports Fourth Quarter Earnings

•	Normalized earnings per share up 36 percent
•	Cingular reached 54.1 million customers; delivered strong revenue and margin
•	2.9 million DSL customers and strong DSL revenue growth

ATLANTA – BellSouth Corporation (NYSE: BLS) announced fourth quarter 2005 earnings per share (EPS) from continuing operations of 34 cents, up 36 percent compared to the fourth quarter of 2004. Normalized EPS from continuing operations was 53 cents, a 36 percent increase compared to the fourth quarter of 2004. A list of normalizing items is provided in the table below.

“BellSouth is delivering solid revenue growth and strong earnings growth,” said Duane Ackerman, Chairman and Chief Executive Officer. “BellSouth’s earnings for the quarter reflect the value of our asset mix as the industry continues to undergo a transition to new services and new competition emerges.”

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth’s 40 percent proportionate share of Cingular’s revenues and expenses. Cingular completed its acquisition of AT&T Wireless on October 26, 2004. Results prior to the acquisition date have not been restated. The Company is conforming its normalized financial reporting to align to industry peers for the treatment of purchased intangible assets. Normalized results exclude the non-cash amortization of purchased intangibles created in Cingular’s acquisition of AT&T Wireless. Prior periods have been recast for the change. (Reconciliation attached).

For the fourth quarter of 2005, normalized revenue was $8.7 billion. Normalized revenue for the quarter was up nearly 2 percent sequentially driven by DSL growth and Cingular customer growth. Normalized net income of $965 million grew $27 million compared to the third quarter of 2005.

For the full year of 2005, BellSouth normalized revenues reached $34 billion, over 40 percent of which came from Cingular Wireless. Full year 2005 normalized EPS was $2.00, a 7 percent increase compared to 2004 as higher contribution from the combined Cingular/AT&T Wireless offset financing costs associated with this transaction and pressures in the wireline business.

Reported Results from Continuing Operations

For the fourth quarter of 2005, BellSouth’s consolidated reported revenue from continuing operations totaled $5.2 billion, up nearly 2 percent compared to the same quarter of 2004. Income from continuing operations was $618 million compared to $453 million in the same quarter of the previous year. For the full year of 2005, income from continuing operations was $2.9 billion compared to $3.4 billion for the full year of 2004. Reported results for the quarter and for the year include the financial impacts associated with the damage from Hurricane Katrina.

BellSouth finished 2005 with strong cash flow and a solid balance sheet. For the full year of 2005, operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $3.3 billion. Capital expenditures for the year amounted to $3.5 billion, including expenditures related to restoration for damages from Hurricane Katrina. The Company reduced debt by $3.4 billion in 2005 and repurchased nearly $1 billion of its outstanding shares during the fourth quarter. In October 2005, the board of directors authorized the repurchase of up to $2 billion of common stock through the end of 2007. The dividend for the fourth quarter was 29 cents per share or $1.16 per share annualized.

Summary of Impacts from Hurricane Katrina

During the fourth quarter of 2005, revenue was reduced by $48 million due to Katrina-related billing credits and the Company estimates approximately 60,000 access lines were disconnected in the affected area. The Company incurred $244 million of incremental expense and $189 million of incremental capital during the fourth quarter.

For the full year, revenue credits totaled $111 million across all three business segments. The Company estimates approximately 100,000 access lines have been disconnected as a result of the hurricane. We have seen some above trend inward movement in other wire centers, presumably from customers relocating within our markets and from businesses migrating to New Orleans to participate in reconstruction, but it is difficult to estimate the extent of this impact.

For the year, incremental expenses for wireline network restoration and capital are approximately $500 million. On Sept. 6, 2005, BellSouth made an initial estimate of the future cost for network restoration, including capital and expense, of $400 million to $600 million. Based on current assessments to complete the restoration effort, the Company now expects this amount to total $700 million to $900 million. We expect a portion of the cost associated with the Hurricane Katrina recovery effort to be covered by insurance. While the exact amount has not been determined, our current estimate of the amount of covered losses, net of our deductible, is approximately $250 million. The actual recovery will vary depending on the outcome of the insurance loss adjustment effort.

Communications Group

In the fourth quarter of 2005, Communications Group revenue was $4.7 billion, nearly a 1 percent increase compared to the same quarter of 2004. Operating margin was 21.9 percent compared to 21.6 percent for the same quarter of the previous year.

For the full year of 2005, Communications Group revenue held steady at $18.5 billion. The Consumer and Small Business market segments delivered solid revenue growth with DSL and long distance service revenue outpacing revenue declines from residential access line loss. Full year operating margin was 23.0 percent compared to 25.0 percent for the full year of 2004. The 2005 operating margin was impacted by higher retiree medical expense, overtime expenses from severe weather and Katrina billing credits.

BellSouth is focused on driving broadband penetration and served nearly 2.9 million broadband DSL customers at year-end. During the fourth quarter of 2005, the Company added 204,000 net DSL customers driven by the continued success of BellSouth’s new simplified pricing and improving churn. To meet market demand for faster broadband speeds, BellSouth introduced an up to 6 Mbps DSL service in limited areas during the quarter and, in early January 2006, lowered the price on the up to 3 Mbps DSL service to $37.95. Both actions offer customers opportunities to increase their broadband speed at attractive price points.

For the fourth quarter, network data revenue was $1.25 billion, up 7.7 percent from the same period of the prior year. Retail data revenue grew 15.9 percent from the same period last year driven by a 32.5 percent increase in retail DSL revenue and 4.4 percent growth in revenue from other retail data services. Wholesale data declined 2.8 percent as growth in wholesale services to wireless carriers partially offset declines in traditional wholesale data transport services. For the year, network data revenue grew 5.1 percent totaling more than $4.7 billion.

BellSouth customers continue to want simple, reliable communications services conveniently combined in a package. Customers can bundle DSL, long distance, DIRECTV® and Cingular Wireless under the BellSouth Answers® bundles. By the end of 2005, more than 4.9 million residential customers combined their services under BellSouth Answers®, a more than 43 percent penetration of its retail residential lines. In addition, BellSouth now serves almost 7.2 million long distance customers, a 57.7 percent penetration of its mass-market customer base, and a total of 523,000 customers have included DIRECTV® services in their communications packages at year-end.

While access lines were down 6.2 percent for the year, revenues grew as a result of higher penetration of broadband and long distance services. As of Dec. 31, 2005, total access lines were 20.0 million, down 409,000 compared to Sept. 30, 2005. Other than the 60,000 estimated disconnects associated with Hurricane Katrina, access line loss continues to be primarily driven by wireless substitution and, to a lesser extent, by competition from cable telephony providers. Retail residential access lines were down 189,000. Retail business access lines increased 12,000 driven by Small Business gains. As expected, Commercial Agreement/UNE-P (Unbundled Network Elements–Platform) access lines resold by BellSouth competitors were down compared to Sept. 30, 2005.

Cingular Wireless

Cingular’s strong results were a key driver of BellSouth’s earnings growth. The nation’s largest wireless carrier ended the fourth quarter of 2005 with 54.1 million cellular/PCS subscribers, an increase of 5 million compared to the year-ago fourth quarter. During the quarter, Cingular delivered record net customer additions of 1.8 million. Retail customer additions were approximately 840,000 reflecting steady growth in postpaid customers and an increase in GoPhone® prepaid subscribers. Seasonal reseller promotional activity drove strong resale customer additions. Monthly subscriber churn was 2.1 percent – Cingular’s best-ever overall churn results. Postpaid churn improved to 1.9 percent.

In the fourth quarter of 2005, Cingular's revenues were $8.8 billion, up 9.4 percent over fourth quarter 2004 pro forma revenue and up 1.2 percent sequentially.

Average revenue per user (ARPU) in the fourth quarter of 2005 was $48.86, a decline of 2.2 percent from fourth quarter 2004 pro forma ARPU, reflecting pressure on voice revenues partially offset by continued increases in data services. ARPU from data services showed strong growth in the fourth quarter of 2005, reaching $4.71, a nearly 9 percent increase compared to the third quarter of 2005. The increasing popularity and availability of downloadable games, ringtones, and text messaging is driving data ARPU.

Normalized operating income before depreciation and amortization (OIBDA) margin for the fourth quarter of 2005 was 31.0 percent, which was an improvement of 760 basis points compared to year-ago fourth quarter results but a sequential decline of 60 basis points due to anticipated seasonal factors. The year-over-year margin improvement reflects the addition of 5 million customers, progress on merger synergies including increased productivity, economies of scale and lower churn.

In the fourth quarter of 2005, Cingular became the first carrier in the world to operate a commercial UMTS/HSDPA network, which provides industry-leading data throughputs with speeds of 400 to 700 Kbps. Cingular deployed UMTS/HSDPA in 16 markets during the quarter and plans to have most of the top 100 markets launched by the end of 2006. In addition, Cingular brought a Push-to-Talk (PTT) offer to market during the fourth quarter of 2005.

Advertising & Publishing

In the fourth quarter of 2005, Advertising & Publishing revenue was $529 million, up slightly compared to the same quarter of 2004. Adjusting for $16 million in billing credits associated with Hurricane Katrina, revenue grew 3.2 percent.

For the full year of 2005, Advertising & Publishing revenue was up 2 percent compared to 2004 (3.2 percent when adjusted for the full year Katrina billing credits). Revenue growth was driven by increasing online advertising and new print services. For the full year of 2005, online advertising revenue grew 39 percent to more than $100 million. During the quarter the Company enhanced its online services by completing the rollout of YELLOWPAGES.COMTM from BellSouth®. Advertising & Publishing operating margins remained strong at 46.3 percent for the full year.

Normalizing Items

For the fourth quarter and for the full year of 2005, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

		4Q05		FY05
GAAP Diluted EPS – Income from continuing operations		$0.34		$1.59

Hurricane-related expenses:		$0.08		$0.19
Asset impairment	$0.00		$0.06
Uncollectibles	$0.00		$0.01
Other	$0.01		$0.02
Restoration	$0.07		$0.10

Wireless merger integration costs		$0.04		$0.11
Wireless merger intangible amortization		$0.05		$0.20
Gain on sale of Cellcom				($0.12)
Debt extinguishment costs				$0.01
Severance costs		$0.03		$0.03
Deferred revenue adjustment		($0.02)		($0.02)

Normalized Diluted EPS – Income from continuing operations (1)		$0.53		$2.00

(1) Does not sum due to rounding

Hurricane-related expenses – Represents asset impairment charges, incremental labor and material costs related to service restoration and network repairs and incremental uncollectible expense. These expenses are comprised of Hurricane Katrina charges related to BellSouth's wireline business and its 40 percent share of Cingular Wireless’ hurricane expenses.

Wireless merger integration costs – Represents BellSouth’s 40 percent share of wireless merger integration costs in connection with the Cingular/AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation, directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Wireless merger intangible amortization – Represents BellSouth’s 40 percent share of the non-cash amortization of intangibles, primarily customer lists that were created in Cingular’s acquisition of AT&T Wireless.

Gain on sale of Cellcom – Gain related to sale of Cellcom, a cellular communications operator in Israel.

Debt extinguishment costs – Represents one-time expenses associated with the early extinguishment of long-term debt in the first and second quarters of 2005.

Severance costs – Represents the net severance-related costs recorded in the fourth quarter of 2005 associated with workforce reductions.

Deferred revenue adjustment – Represents the current recognition of $47 million of previously deferred revenue in the Communications Group segment. The adjustment relates to a system coding error that resulted in underreporting revenues in prior periods. The amount accumulated over multiple years and did not affect any one year by more than $9 million.

Communications Group

Communications Group revenues totaled $18.5 billion for the full year 2005, up 0.5 percent from 2004, as DSL and long distance revenue growth in Consumer and Small Business offset revenue erosion in Large Business and Wholesale services. BellSouth booked billing credits during the last four months of the year to proactively address service outages and significant customer dislocation in the hardest–hit areas of Hurricane Katrina. Adjusting for these year-to-date credits of $76 million, Communications Group revenues grew 1.0 percent in 2005. This represents the third consecutive year of stable revenues in BellSouth’s wireline division. Voice revenue declined 0.3 percent as revenue growth from long distance voice services did not quite offset lower core voice revenue from a smaller access line base. Strong DSL revenue growth fueled a 5.1 percent increase in data revenue from last year. Other revenue declined 7.6 percent due to lower revenues from wholesale long distance and payphone services. In the fourth quarter, Communications Group revenues grew 2.0 percent sequentially and increased nearly 1 percent year-over-year.

BellSouth’s Consumer unit delivered solid full year revenue growth of 2.3 percent in 2005 driven by higher DSL and long distance revenues. While wireless and broadband substitution of retail residential access lines has continued to negatively impact Consumer voice revenue, DSL and long distance has helped this unit grow ARPU to $60.53, up 5.9 percent from last year’s fourth quarter. Fourth quarter Consumer revenue increased 2.4 percent year-over-year and 2.2 percent compared to the third quarter.

[Graphic inserted here

Consumer ARPU

Monthly Average

4Q04 - $57.16

1Q05 - $58.25

2Q05 - $58.39

3Q05 - $58.53

4Q05 - $60.53]

During 2005, Small Business contributed more than $2.3 billion in revenue to BellSouth and added more than 124,000 margin-rich business access lines. The unit grew revenue 6.4 percent in 2005. In the fourth quarter, Small Business grew year-over-year revenue for the 11th consecutive quarter and added more than 21,000 access lines. This business unit’s successful reacquisition and retention contracting strategy, as well as continued growth in DSL and long distance revenues, drove a 7.2 percent increase in Small Business revenue compared to the same quarter in 2004.

For the year, Large Business revenue declined 2.1 percent as pricing pressures in core voice and data services more than offset revenue growth from complex long distance services and emerging data products. In the fourth quarter, Large Business revenue was up 0.4 percent from the prior year fourth quarter and 1.6 percent sequentially. This business unit has seen some stabilization in access line trends over the past year. Large Business lost approximately 60,000 lines this year, a marked improvement from full year 2004 line losses of more than 178,000.

In 2005, revenue from BellSouth’s Wholesale division fell 1.4 percent compared to 2004. As expected, this business unit has experienced downward pressure on revenue due to lower UNE-P volume. UNE-P lines declined by almost 800,000 this year compared to an increase of approximately 350,000 in the previous year. In addition, Wholesale revenue declined this year due to lower revenue from transport services sold to inter-exchange carriers and continued declines in the wholesale aggregation of dial-up ISP traffic. While certain Wholesale revenue streams are declining, revenue from transport services sold to wireless carriers grew at a double-digit rate in 2005 as wireless traffic continued to rise.

Voice Revenue and Access Lines Details

Communications Group voice revenue totaled $12.6 billion for the year, a slight decline from 2004. The addition of 1.1 million mass-market long distance subscribers during the year fueled a $372 million increase in InterLATA long distance voice revenue compared to 2004. Offsetting long distance growth was declining core voice revenue resulting from a smaller access line base.

Switched access lines totaled 20.0 million at the end of 2005, down 6.2 percent compared to the fourth quarter of 2004. Wireless and broadband substitution and, to a lesser extent, losses to cable telephony providers continue to negatively affect residential access line trends. The Company estimates approximately 60,000 lines in the fourth quarter and 100,000 lines year-to-date have been disconnected due to Hurricane Katrina. While there are still lines in the area that have not completed a call since September, most of these lines represent paying business customers who desire to retain their phone numbers.

At the end of 2005, the Company had 17.8 million total retail access lines, a decline of 3.1 percent (or 2.6 percent excluding Katrina impacts) compared to the end of 2004. Growth in retail business lines of 1.2 percent year-over-year did not make up for a 4.8 percent decline in retail residential lines. Small Business has added more than 124,000 access lines this year, which more than compensated for the year-to-date declines in Large Business lines from continued demand pressures and migration to data services. On the wholesale side, UNE-P lines continue to be impacted by the regulatory sunset, decreasing nearly 800,000 compared to the end of last year. However, BellSouth’s Consumer unit continues to reacquire approximately 50 percent of all UNE-P disconnects.

[Graphic inserted here

Small Business Net Access Line Change

(thousands)

2003 – (49)

2004 – 16

2005 – 124]

Broadband and Data Services

Effective pricing and promotion strategies and lower churn levels fueled robust DSL net subscriber additions of 204,000 in the fourth quarter. In four out of the last five quarters, DSL net additions have topped the 200,000 mark. The DSL subscriber base totaled nearly 2.9 million at the end of 2005, up 37.5 percent from the end of last year. In the fourth quarter, DSL churn fell to its lowest level ever. Our simplified DSL pricing plan in addition to customer retention efforts and tighter credit policies contributed to the churn milestone. Net subscriber additions to BellSouth’s three highest-speed DSL products, including the recently launched DSL Extreme 6.0, made up almost 75 percent of total DSL net customer additions in the fourth quarter. Strong customer growth raised DSL penetration to 17.9 percent of qualified lines and 15 percent of retail (ISDN-adjusted) switched access lines.

Last July, BellSouth introduced new consumer broadband pricing which simplified the sales process for our representatives and customers. There is a greater incentive for existing customers to migrate to higher speeds at relatively comparable prices to their existing plan. Migrations from FastAccess® DSL Ultra (downstream connection speeds of up to 1.5 Mbps) to FastAccess® DSL Xtreme (downstream connection speeds of up to 3.0 Mbps) more than tripled in the months following the introduction of simplified pricing. FastAccess® DSL Lite migrations to FastAccess® DSL Ultra also increased significantly. In November, BellSouth launched a new DSL service in limited areas which delivers downstream connection speeds of up to 6 Mbps for $46.95 per month. Migrations from FastAccess® DSL Xtreme to the new higher speed service have been strong. In January 2006, BellSouth reduced the monthly price of residential FastAccess® DSL Xtreme by $5 to $37.95 per month. This pricing action makes it attractive for customers to double their speed (by upgrading from Ultra to Xtreme) for only $5 more per month.

Fourth quarter DSL revenue totaled more than $350 million, an increase of 28.4 percent year-over-year and 15.7 percent from the third quarter. The sequential revenue increase was driven by customers rolling off three and six month promotional pricing plans offered in the first two quarters of the year. It is significant to note there has not been an increase in churn related to customers rolling off these promotions. Also contributing was a larger average customer base and customers migrating to higher-speed, higher-ARPU DSL plans. Total DSL ARPU for the fourth quarter was more than $42. DSL’s recurring service ARPU grew from approximately $37 in the third quarter to more than $39 in the fourth quarter.

[Graphic inserted here

DSL Customers

(in thousands)

2003 – 1,462

2004 – 2,096

2005 – 2,882]

Strong DSL revenue growth drove a 5.1 percent increase in network data revenue in 2005. Network data revenue totaled more than $4.7 billion for the full year with nearly 26 percent coming from DSL services. Retail data revenue grew 12.2 percent compared to the full year of 2004 due to growth in BellSouth® FastAccess® DSL, complex long distance services and emerging data services that more than offset pricing pressure in legacy data services. Total 2005 DSL revenue was more than $1.2 billion, up 25.7 percent from full year 2004. Complex long distance data revenue growth of $65 million and growth in IP and other emerging data services also contributed to the increase in retail data revenues this year. For the full year, network data revenue growth was pressured by a decline of 3.5 percent in wholesale data services. Revenue growth from transport sold to wireless carriers did not offset lower revenues from data transport services sold to inter-exchange carriers and continued declines in the wholesale aggregation of dial-up ISP traffic. Fourth quarter network data revenues grew 7.7 percent year-over-year and 7.4 percent sequentially primarily due to robust DSL growth. Network data revenues of more than $1.2 billion in the fourth quarter represented 14.5 percent of total BellSouth normalized revenues and 26.7 percent of Communications Group revenues.

Packages

The Company had more than 4.9 million BellSouth Answers® customers at the end of 2005, reflecting an increase of almost 570,000 package customers over the past year. BellSouth Answers® enables customers to personalize a communications and entertainment package by combining local calling plans with long distance plans, Internet services, Cingular Wireless services and digital satellite television service from DIRECTV®. At the end of the fourth quarter, more than 43 percent of BellSouth’s retail primary lines had a BellSouth Answers® package compared to 37 percent at the end of last year. The BellSouth Answers® ARPU grew more than $2.50 this year to more than $66 as more customers added multiple services to their existing package. Of the 4.9 million customers who subscribe to a BellSouth Answers® package, greater than 40 percent have two or more key products – such as long distance, Cingular Wireless, DSL or dial-up Internet – in their portfolio. DIRECTV® service has been a popular addition to the BellSouth Answers® bundle. During 2005, approximately 322,000 customers added DIRECTV® service to their communications packages including both new sales and “opt-ins.” More than 523,000 customers now have DIRECTV® in their package.

Long Distance

BellSouth added more than 1.1 million mass-market long distance customers during 2005 and ended the year with nearly 7.2 million subscribers. Stable churn levels and continued success of BellSouth’s Unlimited plans helped the Company grow its customer base almost 20 percent over last year. Long distance penetration of mass market customers increased to 57.7 percent, representing 57.2 percent of primary residential access lines and 61.7 percent of BellSouth’s mass-market Small Business accounts. BellSouth surpassed 60 percent business penetration in seven out of nine states in our region. The Company added 186,000 subscribers to its long distance plans during the fourth quarter with approximately 40 percent of those customers subscribing to an Unlimited plan. Mass-market long distance revenues totaled $370 million for the fourth quarter and nearly $1.4 billion for the full year. Pricing discipline and stable churn has produced a mass market long distance ARPU that has held steady in the $17 range for the past nine quarters.

[Graphic inserted here

Long Distance Customers

(in thousands)

2003 – 3,960*

2004 – 6,015

2005 – 7,179

*Includes toll block customers]

Complex long distance revenue totaled more than $81 million for the fourth quarter, an increase of 33.4 percent year-over-year and 3.0 percent from the third quarter. For the full year, revenue from complex long distance services has increased more than 46 percent over the same period last year.

Technology Update

BellSouth continues to extend fiber deeper into its network. Almost 50 percent of BellSouth households are served by a combination of fiber and short copper loops (less than 5,000 feet), and approximately half of our 44,000 remote terminals are fed with fiber. At the end of the fourth quarter, BellSouth had nearly 5.9 million miles of fiber, a 14 percent increase from one year ago, and had deployed fiber-to-the-curb (FTTC) facilities to more than 1.2 million homes. BellSouth is continuing to advance network capacity by adding new fiber-fed remote terminals, upgrading existing RTs to fiber-fed and laying additional fiber miles. Through December, the Company upgraded or added DSLAM capacity to more than 8,100 sites and was in the process of updating nearly 3,000 copper fed sites with fiber. Nearly 950 copper fed sites have been upgraded to fiber this year.

In the fourth quarter, BellSouth introduced a wireless data backup solution for business customers. The solution -- Wireless Data Backup from BellSouth and Cingular Wireless -- is the first jointly developed offer from BellSouth and Cingular that combines wireless and wireline components. Wireless Data Backup complements any existing data network, including DSL, Frame Relay, Ethernet and Private Line. In the event of a wireline network outage, operational data will be routed from any outlying location to the customer’s headquarters location through Cingular's EDGE network. When the outage is restored, data will immediately resume routing through traditional connections. Wireless Data Backup from BellSouth and Cingular is part of an ongoing wireless/wireline integration initiative between the two companies.

[Graphic inserted here

Network Fiber Miles

(in thousands)

4Q04 – 5,163

1Q05 – 5,269

2Q05 – 5,426

3Q05 – 5,642

4Q05 – 5,883]

Margins and Capital

For the full year, Communications Group operating margin was 23.0 percent compared to 25.0 percent in 2004. About 50 basis points of the year-over-year decline is due to pension and other post-retirement benefits. Operating margin was also impacted by 50 basis points due to restoration costs from severe weather events. BellSouth only normalized hurricane costs associated with Katrina as the Company considers some level of storm activity to be an ongoing part of our business. The remaining year-over-year decline was due to spending on broadband initiatives and pricing pressures in our Large Business segment. In the fourth quarter, Communications Group operating margin was 21.9 percent, up 30 basis points year-over-year and down 40 basis points sequentially.

Excluding Katrina, Communications Group capital expenditures totaled $794 million in the fourth quarter and $3.2 billion for the full year. Capital spending related to Hurricane

Katrina was $189 million in the fourth quarter and $211 million for the full year. Depreciation and amortization expense increased 0.7 percent year-over-year.

BellSouth Community Technologies

In response to dramatic growth in apartments, condominiums and single family planned communities, BellSouth has taken steps to strengthen its position in this market with targeted products and a new sales organization focused solely on this segment. BellSouth Community Technologies division focuses on building alliances with owners and developers of single family planned communities, apartments, and condos to develop technology deployment plans and to promote and offer one-stop shopping for BellSouth's full range of communications and entertainment services. The Company announced three agreements during the fourth quarter that will further our efforts in the multi-dwelling unit (MDU) market. Pulte Homes will market BellSouth as the preferred provider of communications and entertainment services for home-buyers in newly constructed Pulte Homes’ communities in BellSouth's region. BellSouth and MDU Communications International, Inc. announced they will jointly market and deploy services to the residential multi-dwelling unit market in the BellSouth territory. Finally, BellSouth and PDI-SAT, a DIRECTV® Master System Operator, agreed to jointly market and deploy customized bundles of voice, data and DIRECTV® services to the residential MDU market in our region. These agreements will position BellSouth to meet the unique service and reliability requirements of planned communities and the MDU market.

Regulatory and Legislative

During the fourth quarter, Senator James DeMint (R-S.C.) introduced the Digital Communications Act of 2005. The bill proposes a market and competition based regulatory approach to the rapidly and continuingly evolving communications industry. BellSouth believes this forward-looking legislation is designed to assure market forces and competition replace the outdated regulatory forces that continue to hold back our industry. We are particularly pleased with the bill’s focus on further clarifying the role that state commissions should play in regulating the industry, and we look forward to working with Congress on the need to refine how the communications industry is regulated going forward. Also, during the fourth quarter, House Energy and Commerce Committee Chairman Joe Barton (R-Texas) and Telecom Subcommittee Chairman Fred Upton (R-Mich.) released an updated House Staff discussion Draft that would establish a market-based regulatory climate for Internet Protocol and broadband services.

In BellSouth’s states during the fourth quarter, the Georgia public service commission (PSC) approved a stipulation between BellSouth and the Commission Staff to detariff all retail telecommunications services (except basic local services), including bundles, contract service arrangements and Private Line Services. Implementation will be in the first quarter of 2006. BellSouth was also able to withdraw tariffs for certain services in La., N.C. and S.C. In addition, in 2005 broadband regulation was eliminated by the legislature in four BellSouth states: Ala., Fla., Miss. and N.C. Wireless regulation was eliminated by the legislature in three BellSouth states: Fla., Ky. and S.C. Also in 2005, the Ala. legislature deregulated telecom services, bundles and contracts while the Tenn. legislature deregulated bundles and contracts.

In January 2006, a Ga. Senate committee approved a bill to prevent the state PSC from regulating wireless, broadband and VoIP-based telephony offerings. The legislation will now go to the Senate floor. In addition, bills were introduced in Ky. and Miss. to eliminate economic regulation of all but basic telecom services.

Cingular Wireless

Results discussed in this section represent 100 percent of Cingular Wireless

Cingular Wireless, the nation’s largest wireless company, added more than 5 million customers in 2005 to end the year with 54.1 million customers. In the fourth quarter, Cingular generated 1.8 million net additions, its highest total ever. Solid net additions were seen in all segments of the customer base. Post-paid additions were 636,000 in the fourth quarter and totaled 3.3 million over the entire year. Migrations from legacy AT&T Wireless platforms to Cingular systems and rate plans were more than 1.1 million in the fourth quarter. Since the merger closed, Cingular has transferred almost 7 million former AT&T Wireless subscribers to its “common service experience” plans. Over time, these migrations lower churn, reduce back office costs, and drive down redundant network expense.

[Graphic inserted here

Cingular Wireless Customers

(millions)

4Q04 – 49.1

1Q05 – 50.4

2Q05 – 51.4

3Q05 – 52.3

4Q05 – 54.1]

Year-end promotional activity at Tracfone, Cingular’s largest resale partner, helped produce strong reseller additions in the quarter. Resale net additions were 982,000 in the fourth quarter. GoPhone® prepaid also had a good quarter as Cingular’s Pick Your Plan and Pay as You Go offers resonated with underpenetrated segments of the market. 202,000 net prepaid subscribers were added during the quarter. Prepaid gross add momentum has been very good - Cingular has sold GoPhone® to more than 2 million customers since the product’s launch in May 2005.

Total revenue for 2005 was $34.4 billion. 2005 service revenue grew 5.1 percent to $30.6 billion compared to the prior year’s pro forma service revenue. In the fourth quarter alone, Cingular’s service revenue totaled $7.8 billion and was up 8.1 percent compared to pro forma revenue in the same period last year. Compared to the third quarter of 2005, service revenue rose $58 million or 0.8 percent.

In the fourth quarter, average revenue per user (ARPU) of $48.86 decreased 2.2 percent compared to pro forma ARPU in the same quarter last year, moderating the declines seen in previous quarters. Most of the year-over-year decrease was due to a larger number of Cingular customers purchasing FamilyTalk® and Rollover® packages as well as customer transition from regional to national plans. Growth in Data ARPU helped offset some of the decline compared to last year. In the fourth quarter, Data ARPU contributed $4.71 to total service ARPU, up 8.8 percent over the prior quarter and 63 percent compared to the same quarter last year. Ringtone and game downloads along with multimedia messaging drove data revenue growth. At the end of the fourth quarter, total data revenue constituted almost 10 percent of Cingular’s total service revenue.

Total churn declined 20 basis points sequentially and 30 basis points year-over-year to 2.1 percent, the lowest level in Cingular’s history. Churn of postpaid subscribers also improved to 1.9 percent, down 10 basis points sequentially. Compared to the same period last year, contract customer churn was down 30 basis points. An increasing proportion of Rollover® and FamilyTalk® service plans held down disconnect rates relative to previous quarters. Ongoing network integration and customer service initiatives also contributed to the decline. Fewer customer calls into Cingular’s service centers provided more evidence that customer service is improving. Calling rates are down 29 percent compared to January 2005. Churn and calling metrics are a key area of focus for Cingular management as improvements here reflect integration successes and rising levels of customer satisfaction.

Fourth quarter normalized operating income before depreciation and amortization (OIBDA) was 31.0 percent of service revenues – 760 basis points higher than the fourth quarter of 2004 OIBDA margin of 23.4 percent. Margin expansion is primarily attributable to synergies extracted from the combination of AT&T Wireless, as well as fewer upgrades compared to the same period last year. The primary cost synergies have been achieved through lower equipment costs, streamlined customer service processes and sales channels, and the elimination of redundant network elements. OIBDA margins declined 60 basis points sequentially driven by seasonally higher upgrades and advertising costs.

[Graphic inserted here

Cingular Normalized OIBDA Service Margin

4Q04 – 23.4%

1Q05 – 25.5%

2Q05 – 28.9%

3Q05 – 31.6%

4Q05 – 31.0%]

Cingular’s normalized operating income was $1.3 billion in the fourth quarter and $4.5 billion for the full year. Normalized operating income excludes the non-cash amortization of purchased intangible assets created in Cingular’s acquisition of AT&T Wireless. The Company is conforming its normalized financial reporting to align to industry peers for the treatment of purchased intangibles.

Cingular continued to steadily transition customers off of the company’s less efficient TDMA assets to the GSM network platform through new sales and customer upgrades.

At year end, 95 percent of subscriber minutes were carried on the GSM network and 86 percent of the customer base was equipped with a GSM handset.

Cingular is currently expanding its data capabilities through the deployment of UMTS (Universal Mobile Telecommunications System)/HSDPA (High Speed Downlink Packet Access) to most of the company’s top 100 markets. In December, the company announced that it had completed deployment of UMTS/HSDPA in 16 markets. UMTS/HSDPA provides higher speeds for data and video services and delivers exceptional operating efficiencies by using the same spectrum and infrastructure for voice and data. UMTS/HSDPA is also backward compatible to its prior generation data solution EDGE (Enhanced Data for GSM Evolution), so Cingular’s customers can access higher data speed over a broader footprint.

In addition to its rollout of UMTS/HSDPA to 16 markets in the fourth quarter, Cingular made two major product announcements that underscored its commitment to offer differentiated products and services to its customers. In December, the company launched Cingular Push to Talk (PTT). Cingular PTT integrates walkie-talkie and traditional cellular technology and offers the largest PTT coverage area in America. Cingular’s PTT is differentiated from other similar products by offering better call volley times and more advanced features like convert-to-cellular, which allows a user to change over from walkie-talkie to traditional cellular mid-call.

Cingular also announced in December the upcoming launch of Cingular Video™, an on-demand streaming video service that delivers fast, personalized access to high-quality video clips on consumers' high-speed capable (3G) phones. At the same time, Cingular described its new partnership with HBO to produce exclusive mobile content. Cingular Video is the only place where consumers can get HBO Mobile and HBO Family Mobile, offering select episodes and bonus material from award-winning HBO media.

Advertising & Publishing

Advertising & Publishing reported its fifth consecutive quarter of year-over-year revenue growth. This period, BellSouth A&P revenue rose 0.2 percent compared to the fourth quarter in 2004. Excluding credits issued for Hurricane Katrina, fourth quarter revenue would have risen 3.2 percent year-over-year. Full-year 2005 A&P revenue was up 2 percent over the prior year. When adjusted for Hurricane Katrina credits, revenue rose 3.2 percent compared to 2004. Online directory and search engine marketing offerings boosted Advertising & Publishing’s year-over-year revenue growth. Revenue for the online business grew 39 percent in 2005, crossing the $100 million mark. A&P’s print business experienced moderate growth as customers across the region increasingly purchased listings in companion directories. BellSouth Advertising & Publishing now offers companion directories in its top 50 markets.

For the full year of 2005, A&P contributed almost $1 billion to BellSouth’s total operating income. For the quarter, operating income was $245 million, up 2.5 percent over the same period last year. Operating margin increased 100 basis points to 46.3 percent compared to the fourth quarter of 2004. Lower print manufacturing and distribution costs accounted for most of the year-over-year margin increase. Compared to the prior quarter, A&P operating margin was up 50 basis points, primarily due to a seasonal rise in commission revenue.

[Graphic inserted here

Advertising & Publishing Operating Margins

4Q04 – 45.3%

3Q05 – 45.8%

4Q05 – 46.3%]

Dec. 1, 2005 marked the official re-launch of the YELLOWPAGES.COMTM from BellSouth® website. The new address combines former BellSouth RealPages.com and AT&T Inc. SMARTpages.com into the YELLOWPAGES.COMTM local search site. In late 2004, BellSouth Corp. and AT&T Inc. created the joint venture that acquired YELLOWPAGES.COMTM with the goal of increasing the online reach of their local and national advertisers.

BellSouth will release first-quarter 2006 earnings on Thursday, April 20, 2006, at 8 a.m. (ET).

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 54.1 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® and YELLOWPAGES.COM™ from BellSouth®.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; and (v) those factors contained in the Company’s periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company’s investor relations web site, www.bellsouth.com/investor.

For More Information Contact:

Brent Fowler, Media Relations at 404-249-2839

BellSouth Investor Relations at 800-241-3419